THE BANK OF EAST ASIA, LIMITED

PRIVATE AND CONFIDENTIAL

Our Ref.:    Credit/H7/62501                      28 June 1994

Durable Electrical Metal Factory Ltd.
4/F., Shing King Industrial Building,
206-208 Choi Hung Road,
San Po Kong
Kowloon

Attn:  Mr. Raymond So

Dear Sirs,

          Re:  Banking Facilities granted to
               Durable Electrical Metal Factory Ltd.
               Durable Electric Ltd.

     We are pleased to inform you that the banking facilities available to both of your companies have been revised, subject to the following terms/conditions and to be reviewed in June, 1995.

a) L/C + T/R + Shipping Guarantee (S/G) + Foreign Currency HK$25,000,000 Loan (F/L) Limit
   (Within which T/R not to exceed HK$12,000,000 - S/G not to exceed HK$500,000 - and F/L not to exceed HK$5,000,000)

   -      for opening of your sight or usance Letter of Credit.
   -      for refinancing of your import bills.
          Tenor:  120 days
          Interest Rate:  At Prime
   - for countersigning of your shipping guarantee not under our Letter of Credit.
   - for foreign currency loan subject to availability of funds.
          Tenor:  up to 60 days
          Interest Rate:  SIBOR + 0.5%

b) Discrepancies Guarantee                                      5,000,000


   -      for negotiating of your export Letter of Credit with
          discrepancies.                                       __________

Total banking facilities:                                   HK$30,000,000




                                                           to be con't.....
                         THE BANK OF EAST ASIA, LIMITED

Durable Electrical Metal Factory Ltd.                       28 June, 1994

                                                             (Page No. 2)

Securities:

a)   All monies legal charge on the following properties:
          i)   1/F, Efficiency House, 35 Tai Yau Street, San Po Kong,
               Kowloon.
          ii)  3/F, Efficiency House, 35 Tai Yau Street, San Po Kong,
               Kowloon.
          iii) G/F, Wah Mow Factory Building, 202-4 Choi Hung Road, San Po Kong, Kowloon.

b) Corporate Guarantee signed by Windmere Corporation, U.S.A. for US$3,850,000 in covering credit facilities extended to Durable Electrical Metal Factory Ltd. and Durable Electric Ltd.
c) Debenture by way of floating charge covering all undertakings, properties and assets in Hong Kong and People's Republic of China both present and future including uncalled capital for the time being on Durable Electrical Metal Factory Ltd. and Durable Electric Ltd.
d) Corporate Guarantee signed by Durable Electric Ltd. for HK$30,000,000 in covering credit facilities extended to Durable Electrical Metal Factory Ltd.
e) Corporate Guarantee signed by Durable Electrical Metal Factory Ltd. for HK$30,000,000 in covering credit facilities extended to Durable lectric Ltd.

Availability:       The Facilities detailed above will not become
                    operative unless and until
                    a)   all the necessary formalities specified by our
                         Bank are completed; and
                    b)   all the required legal documents are executed to
                         the satisfaction of the Bank.

Condition:

The pledged time deposit for HK$23,844,145.70 to be released subject to all outstanding principals are reduced to within the revised proposed limit.

     This offer must be accepted within one month from the date hereof, after which, it shall automatically lapse unless extended. Please indicate your acceptance of the aforementioned terms by signing individually on the duplicate copy of this letter by both of your companies and returning it to us on or before 27th July, 1994 by using the enclosed envelope and arranging for your board of directors to pass a board resolution accepting the above facilities with a certified copy being forwarded to us for our records.